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NEWS BULLETIN

FROM: FRB

RE:

CENTRAL TRACTOR FARM & COUNTRY
3915 Delaware Avenue
Des Moines, IA 50316-0330
(515) 266-3101
NASDAQ: CTFC


THE FINANCIAL RELATIONS BOARD INC.

FOR FURTHER INFORAMTION:

AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD, INC.:
Dean Longnecker               General Information             Analyst Inquiries
Exec. Vice President Finance  Larry Stein and Jeff Wilhoit    Suzy Lynds
(515) 266-3101                (312) 266-7800                  (312) 266-7800


FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 27, 1996

             J.W. CHILDS TO ACQUIRE CENTRAL TRACTOR FARM & COUNTRY

DES MOINES, IOWA, NOVEMBER 27, 1996 -- J.W. CHILDS EQUITY PARTNERS, L.P. AND CENTRAL TRACTOR FARM & COUNTRY, INC. today announced that they have entered into a definitive merger agreement under which J.W. Childs will acquire Central Tractor in a two stage transaction in which the public stockholders of Central Tractor will receive $12.25 per share in cash in a merger transaction. The total transaction value of the acquisition is approximately $156 million. The Board of Directors of Central Tractor, based upon the recommendation of a Special Committee of independent Board members, has unanimously approved the merger agreement.

    Pursuant to an agreement executed contemporaneously with the merger agreement by J.W. Childs and affiliates of Butler Capital Corporation, which own 64.5% of Central Tractor's outstanding common stock, Butler Capital's affiliates have sold 1,048,214 Central Tractor shares (9.9% of the outstanding shares) to Childs at $14.00 per share and have agreed to sell their remaining Central Tractor shares to Childs upon receipt of antitrust approval for $14.00 per share.

    The merger agreement provides that following the acquisition by Childs of all of the Central Tractor shares held by the Butler affiliates, Childs will effect a merger with the Company in which the remaining shares of Central Tractor held by public stockholders will be acquired for $14.25 per share in cash.

    The transaction is subject to customary terms and conditions, including regulatory approvals and J.W. Childs obtaining the necessary financing under bank commitment letters which it has received.

    Central Tractor, based in Des Moines, Iowa, is an agricultural specialty retailer serving the agricultural, hardware and related needs of rural consumers. It owns 111 stores in 16 states in the East and Midwest. J.W. Childs is a private investment firm based in Boston.

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